Exhibit 10.13

SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is entered into between In Store Media Systems, Inc. (the "Debtor"), on the one hand, and Let's Go Shopping Holdings, Inc. ("LGS"), James B. McCreary ("McCreary"), and James Babo ("Babo"), on the other hand, (collectively the "LGS Parties"), through their respective undersigned representatives. All the parties to the Agreement will be referred to collectively as the "Parties."

RECITALS

A. On October 23, 2002, LGS filed a lawsuit against the Debtor in the United States District Court for the Southern District of Georgia asserting a breach of a patent software license agreement dated November 29, 2001, between LGS, as licensor, and Debtor as licensee.

B. On November 12, 2002, the Debtor filed its voluntary petition seeking relief under Chapter 11 of the United States Bankruptcy Code (Case No. 02-28289 MER) (the "In Store Bankruptcy Proceeding").

C. On November 22, 2002, the Debtor filed an adversary proceeding against the LGS Parties (Adversary Proceeding No. 03-1293 ABC) (the "Adversary Proceeding"). The Debtor asserted in the Adversary Proceeding that the LGS Parties had misappropriated the Debtor's trade secrets, including, but not limited to, software referred to by the Debtor as its "Backend Financial System." In August 2003, the Debtor amended its Complaint in the Adversary Proceeding.

D. On July 15, 2003, the Court entered an order authorizing the Debtor to enter into a post-petition financing with Acclaim Financial Group Venture II, LLC ("Acclaim").

E. On November 13, 2003, the LGS Parties filed their Motion to Convert or Dismiss (the "Motion to Convert"). On December 9, 2003, the Debtor filed its objection to the Motion to Convert.

F. On February 5, 2004, the Debtor filed its Motion for Order Suspending Proceedings pursuant to 11 U.S.C. § 305(a)(1), or In The Alternative, to Not Schedule Hearing on Let's Go Shopping, Inc. et al's Motion to Dismiss or Convert until After Resolution of an Adversary Proceeding (the "Motion to Suspend Proceedings"). On February 23, 2004, the LGS Parties filed their objection to the Motion to Suspend Proceedings.

G. On February 24, 2004, the Court entered an order setting a hearing on the Motions for Summary Judgment filed by the LGS Parties in the Adversary Proceeding for March 15, 2004. In the same order, the Court also set a hearing on the Motion to Suspend Proceedings, and the LGS Parties' objection thereto, for a hearing on March 25, 2004.

H. The Parties have now agreed to settle their differences pertaining to their respective claims in the bankruptcy proceeding and the Adversary Proceeding. The purpose of this Agreement is to settle all claims and disputes between the parties arising from and related to each party's claim against the other in the context of the Debtor's bankruptcy proceeding, without any party admitting to any liability or fact other than as contained in this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE PRECEDING RECITALS AND THE MUTUAL COVENANTS HEREINAFTER CONTAINED, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED BY ALL PARTIES, THE PARTIES AGREE AS FOLLOWS:

1. Settlement Payment. LGS shall pay to the Debtor $10,000 in cash or certified funds on the Effective Date (the "Cash Payment"), as defined below, and execute a promissory

note payable to the Debtor from LGS in the amount of $50,000 with a term of sixty (60) days after the Effective Date, as defined below, (the "Note"). If LGS does not make the $50,000 payment due under the Note within sixty (60) days of the Effective Date, as defined below, the amount due under the Note will be doubled to $100,000 and will be immediately due and owing to the Debtor. The Note will be substantially in the form of the promissory note attached as Exhibit A. Collectively, the Cash Payment and any payment due under the Note will be referred to as the "Settlement Payment."

2. Back End Financial System. The LGS Parties acknowledge that it is essential to the Debtor's decision to enter into this Agreement that the Debtor has the ability going forward to utilize the Back End Financial System. The Back End Financial System is a proprietary coupon settlement process developed by the Debtor and patented pursuant to a patent issued on December 24, 2002 under the name of Prompt Coupon Reimbursement After Coupon Redemption. The Back End Financial System includes a means to electronically capture and validate individual coupon redemptions at checkout lanes in individual stores, which data is then transmitted, stored and collated with similar data from other stores. The data is processed in a series of batch invoices and reports that enables the system operator to provide manufacturers with near-real time invoices for payment. The LGS Parties believe that the Debtor currently has copies of whatever information may comprise the Back End Financial System. The LGS Parties acknowledge the Debtor's intention to use the Back End Financial System, and LGS agrees to reasonably cooperate with the Debtor for a period of 90 days after the Effective Date of this Agreement regarding the Debtor's information on the Back End Financial System which it cannot now locate. Notwithstanding the preceding sentence, LGS does not agree to confer to the Debtor any interest in any LGS patents, software, business plans, processes, or licensed patents

or software. The LGS Parties do not hereby make any opinion on the exclusiveness of any element of the Debtor's Back End Financial System or whether it is "proprietary" to the Debtor.

3. Motion To Approve. Within ten (10) days of the execution of this Agreement, the Debtor agrees to file a motion to approve the settlement in the Debtor's bankruptcy proceeding (the "Approval Motion"). Simultaneously with the filing of the Approval Motion, the Debtor will file a motion to hold the Adversary Proceeding in abeyance pending the Court entering an order approving the Approval Motion or, if the Court enters an order denying the approval of the Approval Motion, until twenty (20) days after the date of the order denying the Approval Motion.

4. Effective Date. The Effective Date of this Agreement will be the first business day after the order granting the Motion to Approve has become a final and non-appealable order with no appeals having been made therefrom (the "Effective Date").

5. Withdrawal of Motion to Suspend Proceedings. Within ten (10) days of the Effective Date, but only if the LGS Parties have made the Cash Payment, the Debtor shall file a motion to withdraw the Motion to Suspend Proceedings.

6. Withdrawal of Motion to Convert. Within ten (10) days of the Effective Date, the Let's Go Shopping Parties shall file a motion to withdraw their Motion to Convert.

7. Dismissal of the Adversary Proceeding. Within ten (10) days of the Effective Date, but only if the LGS Parties have made the Cash Payment, the Debtor shall file a motion to dismiss the Adversary Proceeding.

8. Assignment of Claims. Within ten (10) days of the Effective Date, the LGS Parties will assign all their claims and interests against the Debtor to the Debtor or its designee, which may include Acclaim or an affiliate of Acclaim.

9. Release of Let's Go Shopping Parties. On the Effective Date, the Debtor releases and discharges the Let's Go Shopping Parties and the Let's Go Shopping Parties' officers, directors, shareholders, partners, agents, employees, attorneys and other professionals, affiliates, subsidiaries (direct or indirect), predecessors, successors-in-interest, successors and assigns from any and all claims, causes of action, suits, debts, sums of money, controversies, claims to property, damages, judgments, liabilities, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, including, with respect to, related to, arising from, or in connection with the In Store Bankruptcy Proceeding and the Adversary Proceeding, whether or not asserted in the In Store Bankruptcy Proceeding or the Adversary Proceeding, and regardless of the legal theory on which the same may be based; provided, however, that the LGS Parties shall be obligated to perform all of the terms, conditions, duties and obligations contained in this Agreement..

10. Release of the Debtor. On the Effective Date, LGS, McCreary, and Babo release and discharge the Debtor, and the Debtor's officers, directors, shareholders, partners, agents, employees, attorneys and other professionals, affiliates, subsidiaries (direct or indirect), predecessors, successors-in-interest, successors and assigns, from any and all claims, causes of action, suits, debts, sums of money, controversies, claims to property, damages, judgments, liabilities, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, including, with respect to, related to, arising from, or in connection with the In Store Bankruptcy Proceeding and the Adversary Proceeding, whether or not asserted in the In Store Bankruptcy Case or the Adversary Proceeding, and regardless of the legal theory on which the same may be based; provided, however, that the Debtor shall be obligated to perform all the terms, conditions, duties and obligations contained in this Agreement.

11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and, where applicable, the United States Bankruptcy Code.

12. Jurisdiction. The Bankruptcy Court shall have exclusive jurisdiction to resolve any dispute over the meaning, intent, or enforcement of this Agreement.

13. Ownership of Claims. The Parties represent and warrant that they have not assigned, transferred, pledged, or hypothecated, or purported to assign, transfer, pledge or hypothecate, any claim subject to this Settlement Agreement.

14. Parties to Bear Own Costs. As part of this Settlement Agreement, each of the Parties shall pay their own costs and attorneys' fees arising from the negotiation and approval of this Settlement Agreement.

15. Construction. The Parties have all participated in the negotiation and drafting of this Agreement and have all been represented by legal counsel of their choice. In the event an ambiguity or question of intent or interpretation arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provision of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

16. Voluntary Statement. The Parties to this Agreement acknowledge and agree that each of them is entering into this Settlement Agreement freely and voluntarily and not acting under any misapprehension as to the effect hereof, and has acted and does hereby act freely and voluntarily and not under any coercion or duress.

21. Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

22. Counterparts. This Agreement may be executed in counterparts and each such counterpart shall be an original copy of this Agreement, but all of which together shall constitute one and the same Agreement. Each party will sign two (2) execution copies of this Agreement. Facsimile signatures will be binding on the Parties with the original signature to be provided to the other party within five (5) calendar days of execution.

23. Press Releases. The Parties shall not issue any press releases concerning this Agreement absent the advance written approval of each of the Parties, which approval shall not be unreasonably withheld.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date indicated below.

LET'S GO SHOPPING HOLDINGS, INC.

Date:

By:____________________________

Its:____________________________

Date:

____
James McCreary

Date: 3/25/2004

____
James Hobo